Exhibit 99.(p)(iv)

CODE OF ETHICS

Ibbotson Associates, Inc.

Ibbotson Associates Advisers, LLC

Adopted: February 1, 2005
Amended: June 30, 2005

Ibbotson Associates, Inc.

Ibbotson Associates Advisers, LLC

(collectively “Ibbotson”)

CODE OF ETHICS

Including

STANDARDS OF PROFESSIONAL CONDUCT

And

PERSONAL TRADING

CODE OF ETHICS

Employees of Ibbotson shall:

•                       Act with integrity, competence, dignity and in an ethical manner when dealing with the public, clients, prospects, employers, and fellow Employees;

•                       Practice and encourage others to practice business conduct in a professional and ethical manner that will reflect credit on Employees and their profession;

•                       Strive to maintain and improve their competence and the competence of others in the profession; and

•                       Use reasonable care and exercise independent professional judgment.

Employees of Ibbotson shall not:

•                       Employ any device, scheme or artifice to defraud clients;

•                       Make any untrue statement of a material fact to a client or omit to state a material fact necessary to make a statement not misleading;

•                       Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

•                       Engage in any manipulative practice with respect to clients.

i

In choosing a course of conduct, the following basic principles shall apply:

•                       Employees will at all times conduct themselves with integrity and distinction, putting first the interests of the client;

•                       Even if a client is not harmed, an Employee cannot take inappropriate advantage of information learned through Ibbotson’s relationship with its clients;

•                       All Employees must take care to avoid even the appearance of impropriety in all of their dealings; and

•                       Whether or not a specific provision of the Code applies, each Employee must conduct his or her activities in accordance with the general principles embodied in the Code of Ethics, and in a manner that is designed to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

TABLE OF CONTENTS

I.	INTRODUCTION		1

II.	DEFINITIONS		2

III.	STANDARDS OF PROFESSIONAL CONDUCT		5

	STANDARD I:	Fundamental Responsibilities	5

	STANDARD II:	Relationships With and Responsibilities to the Profession	6

	STANDARD III:	Relationships With and Responsibilities to the Employee	6

	STANDARD IV:	Relationship With and Responsibilities to Clients and Prospects	8

	STANDARD V:	Relationships With and Responsibilities to the Investing Public	11

IV.	COMPLIANCE WITH FEDERAL SECURITIES LAWS		11

V.	PERSONAL TRADING		12

	1. Insider Trading		12

	2. Securities Transactions by Access Persons		12

	3. Preclearance		14

	4. Exempted Transactions		15

	5. Exceptions		16

	6. Reporting Requirements		17

	7. Market Timing		19

VI.	BUSINESS PRACTICES		19

VII.	VIOLATIONS OF THE CODE		20

VIII.	IBBOTSON ACTING AS SUBADVISOR TO FUNDS		20

VIII.	ACKNOWLEGEMENT		21

ATTACHMENTS:

	A:	Policy and Procedures to Detect and Prevent Insider Trading

	B:	Form of Acknowledgement

I.                                                                                              INTRODUCTION

This Code of Ethics has been adopted by Ibbotson pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Investment Advisers Act”).

The Code of Ethics sets out the standards by which all Employees will conduct themselves, which include Ibbotson’s Standards of Professional Conduct. The Code of Ethics also sets out Guidelines for Personal Trading as applicable to some of Ibbotson’s Employees, officers and directors as well as Ibbotson’s Policy and Procedures to Detect and Prevent Insider Trading which is applicable to all Employees.

Ibbotson has a fiduciary duty to act for the benefit of its advisory clients. The Code of Ethics requires:

•                       Honest and ethical conduct by all Employees;

•                       Compliance with all applicable laws, rules and regulations, including all Federal and State Securities Laws;

•                       The prompt reporting of violations of the Code of Ethics to the appropriate person(s) identified in the Code; and

•                       Accountability for adherence to the Code and its guiding principles.

Although the Code of Ethics provides guidance with respect to many common types of situations, the Code does not and cannot address every possible circumstance that could give rise to a conflict of interest, a potential conflict of interest, or an appearance of impropriety. Whether or not a specific provision of the Code applies, each Employee must conduct his or her activities in accordance with the general principles embodied in the Code of Ethics.

Technical compliance with the Code of Ethics and the procedures incorporated therein will not insulate actions that contravene the Employee’s duties to Ibbotson and its clients from scrutiny and, in some cases, liability. Each Employee should consider whether a particular action might give rise to an appearance of impropriety, even if the action itself is consistent with the Code of Ethics. It is imperative that each Employee be alert for the potential for conflicts of interest and should consult with the Chief Compliance Officer if there are any doubts or questions before pursuing such action.

Ibbotson takes ethical and compliance matters very seriously and will vigorously enforce the Code of Ethics. Violations of the Code of Ethics will result in disciplinary action, including the possibility of dismissal.

II.                                                                                       DEFINITIONS

1.     Access Person – means any Supervised Person:

(A)           who has access to nonpublic information regarding any client’s purchase or sale of Securities, or information regarding the portfolio holdings of any Fund for which Ibbotson (or an affiliate) serves as an adviser or subadviser, or

(B)             who is involved in making Securities recommendations to clients, or who has access to such recommendations that are nonpublic.

With respect to any advisory services provided to any Fund, Access Person also means:

(A)           Any Advisory Person of a Fund; or

(B)             Any director, officer, general partner or Advisory Person of Ibbotson who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Securities being made by Ibbotson to any Fund.

2.               Advisory Person with respect to any advisory services provided by Ibbotson to any Fund:

(A)           Any director, officer, general partner or Employee of the Fund or Ibbotson (or of any affiliate) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(B)             Any natural person in a control relationship to the Fund or Ibbotson who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Securities by the Fund.

3.                    Automatic Investment Plan – means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

4.               Beneficial Ownership – shall be interpreted in the same manner as in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), Rule 16a-1 and other rules and regulations thereunder and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security. For example:  an individual has an indirect pecuniary interest in any Security owned by the individual’s spouse. Beneficial Ownership also includes, directly or indirectly, through any contract, arrangement, understanding relationship, or otherwise, having or sharing “voting power” or “investment power” as those terms are used in Section 13(d) of the Exchange Act and Rule 13d-3 there under. Securities held by the member of the Employee’s immediate family sharing the same household are considered to be Beneficially Owned. The term “immediate family” includes any child, step-child, grandchild, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, as well as adoptive relationships.

Any report required by this Code of Ethics may contain a statement that the report will not be construed as an admission that the Employee making the report has any direct or indirect Beneficial Ownership in the Security to which the report relates.

5.                    Control – means:

(A)           the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company; or

(B)             ownership of more than 25% of the voting securities of a company, either directly or through one or more controlled companies (excludes natural persons).

6.                    Federal Securities Laws – means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act, as it applies to Funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

7.                    Fund – means an investment company registered under the Investment Company Act.

8.                  Government Security – means any Security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the U.S. Government pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

9.                    Investment Client – means:

•                  Any Fund, any series thereof, or any component of such series for which Ibbotson acts as investment adviser or subadviser; or

•                  Any private account for which Ibbotson acts as investment adviser or subadviser.

10.              Initial Public Offering – means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act.

11.              Market Timing – means trading in and out of any Fund(s), directly or indirectly through an intermediary such as a separate account, an individual retirement account, a pension or retirement plan, or an omnibus trading account through a broker-dealer, that is deemed to have a disruptive or otherwise actual or potential negative impact on the management of such Fund(s). Note: Trading in conjunction with specific investment strategies (e.g., asset allocation and portfolio rebalancing) is not considered to be Market Timing for purposes of this Code of Ethics.

12.              Personal Securities Transaction – means:

(A)           transactions for an Access Person’s own account, including IRAs; or

(B)             transactions for an account in which the Access Person has indirect Beneficial Ownership, unless the Access Person has no direct or indirect influence or control over the account. Accounts involving immediate family or accounts in which the Access Person has a Beneficial Ownership (such as a trust for which the Access Person is an income or principal beneficiary) are included within the meaning of Personal Securities Transaction.

Personal Securities Transaction does not include transactions effected pursuant to an Automatic Investment Plan.

13.              Private Placement – means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or Rule 504, Rule 505 or Rule 506 thereunder, or any other offering of Securities not registered with the Securities and Exchange Commission.

14.              Security – means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Security – does not include:

•                  direct obligations of the U.S. Government;

•                  bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•                  shares issued by money market Funds;

•                  shares issued by open-end Funds other than Funds for which Ibbotson serves as adviser or subadviser; and

•                  shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds, none of which are advised or subadvised by Ibbotson.

15.              Supervised Person – means Ibbotson’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and Employees, as well as any other persons who provide advice on behalf of Ibbotson and are subject to Ibbotson’s supervision and control.

Certain “Supervised Persons” may also be considered “Access Persons” and/or “Advisory Persons,” and are therefore subject to additional provisions of the Code of Ethics.

Throughout this Code of Ethics all Supervised Persons are referred to as Employees.

III.                                                       STANDARDS OF PROFESSIONAL CONDUCT

STANDARD I:  Fundamental Responsibilities

Employees shall:

A.           Maintain knowledge of and comply with all applicable laws, rules, and regulations of any government, governmental agency, regulatory organization, licensing agency, or any professional association governing the Employee’s professional activities.

B.             Not knowingly participate or assist in any violation of such laws, rules or regulations.

C.             Follow and adhere to the common set of accounting principles, standards and procedures as outlined by the Generally Accepted Accounting Principles or GAAP.

STANDARD II:  Relationships With and Responsibilities to the Profession.

A.           Professional Misconduct.

1.               Employees shall not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

2.               Employees shall not engage in any conduct or commit any act that compromises the integrity of Ibbotson.

B.             Prohibition against Plagiarism.

Employees shall not copy or use, in substantially the same form as the original, material prepared by another without acknowledging and identifying the name of the author, publisher, or source of such material.  Employees may use, without acknowledgement, factual information published by recognized financial and statistical reporting services or similar sources.

STANDARD III:  Relationships With and Responsibilities to Ibbotson.

A.           Obligations to Inform Ibbotson under the Code.

Employees shall:

1.               Inform Ibbotson in writing that they are obligated to abide by and annually acknowledge the Code of Ethics.

2.               Deliver a signed acknowledgement to Ibbotson’s Chief Compliance Officer upon beginning employment, after any amendment to the Code, as well as an annual certification.

3.               Promptly report any violations of the Code of Ethics to Ibbotson’s Chief Compliance Officer

B.           Duty to Ibbotson.

Employees shall not undertake any independent practice that could result in compensation or other benefit in competition with Ibbotson unless they obtain written consent from both Ibbotson and the persons or entities for whom they undertake independent practice.

C.             Disclosure of Conflicts to Ibbotson.

Employees shall:

1.               Disclose to Ibbotson all matters, including Beneficial Ownership of Securities or other investments, that reasonably could be expected to interfere with their duty to Ibbotson or ability to make unbiased and objective recommendations.

2.               Comply with any prohibitions on activities imposed by Ibbotson if a conflict of interest exists.

D.            Disclosure of Additional Compensation Arrangements.

Employees shall disclose to Ibbotson in writing all monetary compensation or other benefits that they receive for their services that are in addition to compensation or benefits conferred by Ibbotson.

E.              Responsibilities of Supervisors.

Employees with supervisory responsibility, authority or the ability to influence the conduct of others shall exercise reasonable supervision over those subject to their supervision or authority to prevent any violation of applicable Federal Securities Laws, or provisions of this Code of Ethics.  In so doing, Employees are entitled to rely on reasonable procedures designed to detect and prevent such violations.

F.              Responsibilities of Employees.

1.               Employees shall exercise judgment when distributing business-related personal gifts and gratuities, marketing or otherwise, by limiting the value of such gifts to less than $100 per year, per client so that such gifts are not perceived as creating a conflict of interest or compromising the integrity of the business-decision making process.

2.               Employees shall exercise judgment when providing business entertainment or business meals so that such meals and entertainment do not create a conflict of interest, compromise the integrity of the business decision-making process, or could potentially have an adverse effect on Ibbotson’s professional reputation. Employees shall familiarize themselves with Ibbotson’s Entertainment Policy and Procedure and conduct their business entertainment accordingly.

3.               Employees shall accept business related gifts or gratuities only if the amount is $100 or less, per year, per vendor or client.  Entertainment or business meals received by Employees that is in excess of $100 is generally acceptable so long as such meals and entertainment do not create a conflict of interest, compromise the integrity of the business decision-making process, or could potentially have an adverse affect on Ibbotson’s professional reputation.

4.               Employees shall disclose to Chief Compliance Officer all gifts or gratuities accepted or distributed between an Employee, client or prospect.

STANDARD IV:  Relationships With and Responsibilities to Clients and Prospects.

A.           Investment Process.

A.1     Reasonable Basis and Representations, Methodology and Research.

Employees shall:

a.               Exercise diligence and thoroughness in making investment recommendations or in taking investment actions.

b.              Have a responsible and adequate basis, supported by appropriate research and investigation, for such recommendations or actions.

c.               Make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

d.              Maintain appropriate records to support the reasonableness of such recommendations or actions.

A.2.    Research Reports.

Employees shall:

a.               Use reasonable judgment regarding the inclusion or exclusion of relevant factors in research reports.

b.     Distinguish between facts and opinions in research reports.

c.               Indicate the basic characteristics of the investment involved when preparing for a public distribution a research report that is not directly related to a specific portfolio or client.

A.3.    Independence and Objectivity.

Employees shall:

a.               Use reasonable care and judgment to achieve and maintain independence and objectivity in making investment recommendations or taking investment action.

b.            Exercise judgment when distributing or accepting business-related gifts and/or gratuities, marketing or otherwise, which could be perceived as creating a conflict of interest or affect investment decisions.

c.               Accept business-related gifts or gratuities only if the amount is $100 or less, per year, per client.  Entertainment or business meals exceeding $100 is generally acceptable, so long as investment decisions or the investment decision-making process is not  compromised and judgments are not influenced or affected.

d.              Disclose to Compliance Officer all gifts or gratuities accepted or distributed between an Employee, client or prospect.

B.        Interactions with Clients and Prospects.

B.1      Fiduciary Duties.

In relationships with clients Employees shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom the duty is owed.  Employees must act for the benefit of their clients and place their clients’ interests before their own.

B.2      Portfolio Investment Recommendations and Actions.

Employees shall:

a.               Make a reasonable inquiry into a client’s investment experience, and investment objectives prior to making any investment recommendations and shall update this information as necessary, but no less frequently than annually, to allow the employees to adjust their investment recommendations to reflect changed circumstances.

b.              Consider the appropriateness and suitability of investment recommendations or actions for each portfolio or client.  In determining appropriateness and suitability, employees shall consider applicable relevant factors, including the needs and circumstances of the portfolio or client, the basic characteristics of the investment involved, and the basic characteristics of the total portfolio.  Employees shall not make a recommendation unless they reasonably determine that the recommendation is suitable to the client’s financial situation, investment experience, and investment objectives.

c.               Distinguish between facts and opinions in the presentation of investment recommendations.

d.              Disclose to clients and prospects the basic format and general principles of the investment processes by which Securities are selected and portfolios are constructed and shall promptly disclose to clients and prospects any changes that might significantly affect those processes.

B.3    Fair Dealing.

Employees shall deal fairly and objectively with all clients and prospects when disseminating investment recommendations, disseminating material changes in prior Investment recommendations, and taking investment action.

B.4      Preservation of Confidentiality.

Employees shall preserve the confidentiality of information communicated by clients, prospects, or employers concerning matters within the scope of the client-Employee, prospect-Employee, or employer-Employee relationship unless the Employee receives information concerning illegal activities on the part of the client, prospect or Ibbotson itself.

B.5      Prohibition against Misrepresentation.

Employees shall not make any statements, orally or in writing, that misrepresent:

a.     the services that they or Ibbotson are capable of performing;

b.     their qualifications or the qualifications of Ibbotson;

c.     the Employee’s academic or professional credentials.

Employees shall not make or imply, orally or in writing, any assurances or guarantees regarding any investment except to communicate accurate information regarding the terms of the investment instrument and the issuer’s obligations under the instrument.

B.6  Disclosure of Conflicts to Clients and Prospects.

Employees shall disclose to their clients and prospects all matters, including, but not limited to, Beneficial Ownership of Securities or other investments, that reasonably could be expected to impair Ibbotson’s ability to make unbiased and objective recommendations upon delivery of recommendations.

B.7  Disclosure of Referral Fees.

Employees shall disclose to clients and prospects any consideration or benefit received by Ibbotson or  delivered to others for the recommendation of any services.

STANDARD V:  Relationships With and Responsibilities to the Investing Public.

A.  Prohibition against Use of Material Nonpublic Information.

Employees who possess material nonpublic information related to the value of a Security shall not trade or cause others to trade in that Security if such trading would breach a duty or if the information was misappropriated or relates to a tender offer.  If Employees receive material nonpublic information in confidence, they shall not breach that confidence by trading or causing others to trade in Securities to which such information relates (See “Guidelines for Personal Trading”  below.)

B.  Performance Presentation.

1.     Employees shall not make any statements, orally or in writing, that misrepresent the investment performance that they or Ibbotson have accomplished or can reasonably be expected to achieve.

2.     If Employees communicate individual or Ibbotson performance information directly or indirectly to clients or prospective clients, or in a manner intended to be received by clients or prospective clients, Employees shall make every reasonable effort to assure that such performance information is a fair and accurate, and complete presentation of such performance.

IV.                                                 COMPLIANCE WITH FEDERAL SECURITIES LAWS

Employees are required to comply with all applicable Federal Securities Laws. Employees may also be required to comply with applicable rules of self-regulatory agencies such as the National Association of Securities Dealers, Inc. Questions from Employees regarding the legal requirements applicable to their specific positions may be directed to the Chief Compliance Officer.

Rule 17j-1 and Rule 204A-1 prohibit fraudulent or manipulative practices with respect to purchases or sales of Securities held or to be acquired by Investment Clients, if effected by associated persons of such companies. It is unlawful for any affiliated person of an investment adviser of a Fund, in connection with the purchase or sale of a Security held or to be acquired by such Fund, to:

•        employ any devise, share or artifice to defraud such Fund;

•        make any untrue statement of a material fact to such or omit a material fact necessary in order to make statements to the Fund, in light of the circumstances under which they are made, not misleading;

•        engage in any act, practice or cause of business that operates or would operate as fraud or deceit with respect to such Fund; or

•        engage in any manipulative practice with respect to such Fund.

Employees are expected to familiarize themselves with the requirements of the Federal Securities Laws. Employees are required, as a condition of employment, to participate in certain Employee training programs, including an Annual Employee Compliance Meeting.

Employees are required to report any violations, or suspected violations, of the Federal Securities Laws and this Code of Ethics. Knowingly failing to report such violations is itself a violation of this Code of Ethics. Retaliation against an Employee who reports a violation, is a serious breach of this Code of Ethics and will be dealt with severely.

V.                                                                               PERSONAL TRADING

1.       Insider Trading:

Included in this Code of Ethics is Ibbotson’s “Policy and Procedures to Detect and Prevent Insider Trading” (“Insider Trading Policy”). Ibbotson’s Insider Trading Policy is applicable to all Employees. The Insider Trading Policy is included herein as Attachment A.

2.       Securities Transactions by Access Persons:

Access Persons’ Personal Securities Transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the Access Person’s position of trust and responsibility. If you have any doubt as to the propriety of any activity, you should consult the Chief Compliance Officer.

The following prohibitions and restrictions apply to Advisory and/or Access Persons with respect to accounts for which they have Beneficial Ownership. Note: Certain transactions as defined below may be exempt from these prohibitions and restrictions.

No Access Person or Advisory Person may:

(A)    Purchase or sell, directly or indirectly, any Security in which he/she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his/her actual knowledge at the time of such purchase or a sale is being (a) considered for purchase or sale by an Investment Client, or (b) purchased or sold by any portfolio of the Investment Client;

(B)    Disclose to other persons the Securities activities engaged in or contemplated for the various portfolios of the Investment Clients;

(C)    Recommend any Securities transaction for an Investment Client without having disclosed his or her interest, if any, in such Securities, including without limitation:

(1)     his or her direct or indirect Beneficial Ownership of any Securities or such issuer;

(2)     any contemplated transaction by such person in such Securities;

(3)     any position with such issuer or its affiliates; and

(4)     any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person in such Securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such Securities cannot reasonably be expected to have a material adverse effect on any such transaction by the company or on the market for the Securities generally, such Access Person shall not be required to disclose his or her interest in the Securities or issuer thereof in connection with any such recommendation;

(D)    Execute a Securities transaction, other than a Securities transaction specifically exempted by this Code of Ethics, on a day during which any Investment Client has a pending “buy” or “sell” order in that same Security;

(E)     Profit from short-term trading, defined as trades initiated and closed within a 60-day period. Note: While this policy is not intended to prohibit Access

Persons from suffering losses from trades conducted within the short-term trading period, Ibbotson strongly discourages short-term trading by Access Persons, and exceptions to this prohibition must be granted by the Chief Compliance Officer;

(F)     Acquire Securities in an Initial Public Offering (IPO) or in a secondary offering without the prior approval of the Chief Compliance Officer. In considering such a request for approval, the Chief Compliance Officer will determine whether the proposed transaction presents a conflict of interest with any Investment Client or otherwise violates this Code.

(G)    Acquire any Securities in a Private Placement without the prior approval of the Chief Compliance Officer. The Chief Compliance Officer, in consultation with the President, will consider, among other factors, whether the opportunity is being offered to an individual by virtue of his or her position with Ibbotson or as a reward for past transactions. Access/Advisory Persons who have been authorized to acquire Securities in a Private Placement must disclose the Private Placement investment if he/she plays a material role in an Investment Client’s subsequent investment decision regarding the same issuer. In the circumstances above, the Access/Advisory Person’s decision to purchase the Security for an Investment Client’s account will then be subject to an independent review by an investment professional with no personal interest in the transaction.

3.       Preclearance:

Except as specifically exempted below and otherwise in this Code, all Access/Advisory Persons must obtain preclearance from the Chief Compliance Officer prior to executing transactions in Securities for any account in which he/she has Beneficial Ownership. The Chief Compliance Officer will review any potential conflict of interest as part of her normal preclearance procedure. The only exceptions to the preclearance requirement are automatic dividend reinvestment plan acquisitions, transactions in Funds (including transactions in Funds subadvised by Ibbotson), Government Securities, commercial paper, bankers’ acceptances, bank certificates of deposit, high-quality short-term debt instruments, exempted transactions, or any other instrument that is not a Security. Please note, however, that most of these transactions must be reported quarterly even though they are exempt from preclearance. See below for reporting requirements.

A.     Transactions Requiring Preclearance. All Access/Advisory Persons must “preclear” all Securities transactions which are not specifically exempted under “Exempted Transactions” below.

B.      Preclearance Approval Window. Preclearance for Personal Securities Transactions for publicly traded Securities will be in effect for one trading day only. This “one trading day” policy is interpreted as follows:  If clearance is granted at a time when the principal market in which the Security trades is open, clearance is effective for the remainder of that trading day until the opening of that market on the following day.

C.      Preclearance Process. The Chief Compliance Officer will use the following process to preclear Personal Securities Transactions for publicly traded Securities:

•      Determine if the Security is a holding in a Fund for which Ibbotson receives non-public holdings data. It will be noted if the Security is in one of the Funds selected by Ibbotson in its advisory capacity.

•      If the market cap on the Security is greater than $1 billion the trade will be precleared. If the market cap is below $1 billion the trade will be precleared only if the Security is not held in one of the Funds for which Ibbotson has non-public holdings data. If the market cap is below $1 billion and if the Security is held by one of the Funds for which Ibbotson has non-public holdings data then the trade will not be precleared.

•      Each quarter all precleared trades will be examined to see if multiple trades were made by the same individual for Securities that were also held by the Funds for which Ibbotson has non-public holdings data. If the Chief Compliance Officer finds multiple trades by the same individual then she will report the findings to the President and an investigation of the individual will be started.

4.       Exempted Transactions:

The preclearance requirements described above do not apply to the following transactions; however, these transactions must still be reported as outlined under “Reporting Requirements” below:

•        for Access Persons (Note:  This exemption does not apply to Advisory Persons): Transactions in Securities amounting to 500 shares or less, or the equivalent (e.g., 5 options or less; 500 shares or less of a convertible bond; and 25 or less fixed rate bonds). If the same Securities are purchased within 10 business days, and the second and subsequent transactions cause the total amount purchased to be over 500 shares, the second and subsequent transactions must be precleared;

•        Access Persons who have exhausted the 500 share limit exempt from preclearance must preclear transactions in Securities of the same issuer unless the Securities are purchased or sold after 10 business days have passed since the initial transaction in the Securities. (For example, if an Access Person buys 501 shares of AOL, he/she will need to obtain preclearance. However, if an Access Person buys 500 shares of AOL on

January 1 and 200 shares of AOL on January 3, he/she will need to obtain preclearance for the 200 shares. If an Access Person buys 500 shares of AOL on January 1 and then buys 200 shares of AOL on January 10, he/she need not obtain preclearance;

•        purchases or sales of Securities conducted in any account which is managed on a discretionary basis by a person other than the Access/Advisory Person, and with respect to which such Access/Advisory Person does not in fact influence or control such transactions;

•        Securities transactions which are non-volitional on the part of the Access/Advisory Person. Non-volitional transactions include gifts to an Access/Advisory Person over which the Access/Advisory Person has no control of the timing, and transactions which result from corporate action applicable to all similar security holders (such as splits, tender offers, mergers, stock dividends, etc.);

•        purchases which are part of an Automatic Investment Plan;

•        purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer; and sales of such rights so acquired;

•        purchases or sales pre-approved by the Chief Compliance Officer for which the Access/Advisory Person presents a showing of good cause. Good cause will be deemed to exist where the Access/Advisory Person is experiencing unexpected financial hardship. A change in an account’s investment objectives is not “good cause”;

•        purchases or sales of index-based Securities (i.e., iShares, QQQ, etc.);

•        direct transactions in Funds subadvised by Ibbotson; and

•        indirect transactions in Funds subadvised by Ibbotson that underlie variable annuity or variable life products or qualified retirement or pension plans.

5.       Exceptions:

The Chief Compliance Officer can grant exceptions from the prohibitions and restrictions outlined in this Code of Ethics upon determining that the transaction for which an exception is requested would not violate the spirit of any policy embodied in this Code, and that an exception is appropriate to avoid an injustice to the Access Person in the particular factual situation. Factors the Chief Compliance Officer may consider include:

(1)     the size and holding period of the Access Persons’ position in the Security;

(2)     the market capitalization of the issuer;

(3)     the liquidity of the Security;

(4)     the reason for the Access Person’s requested transaction;

(5)     the amount and timing of Investment Client trading in the same or a related Security; and

(6)     other relevant factors.

Any Access Person wishing to request an exception to the provisions outlined in this Code should submit a written request to the Chief Compliance Officer setting forth the pertinent facts and justification for the exception. Written approval from the Chief Compliance Officer must be received before the Access Person can engage in the particular activity.

6.       Reporting Requirements:

Employees of Ibbotson who are considered Access/Advisory Persons for Advisory Programs shall submit:

(A)    Initial Holdings Reports no later than 10 days after the Employee is identified as an Access Person with the following information:

•        type of security, title, number of shares, if applicable, the exchange ticker symbol or CUSIP number and principal amount of each Security in which the Employee had any direct or indirect Beneficial Ownership;

•        name of any broker, dealer or bank with whom the Employee maintained an account in which any Securities were held for the direct or indirect benefit of the Employee; and

•        the date that the report is submitted by the Employee.

(B)    Quarterly Transaction Reports no later than 30 days after the end of a calendar quarter with the following information:

•        date of transactions performed during the quarter in a Security in which the Employee has any direct or indirect Beneficial Ownership;

•        title;

•        if applicable, the exchange ticker symbol or CUSIP number;

•        interest rate and maturity date (if applicable);

•        number of shares;

•        principal amount;

•        nature of the transaction;

•        price at which the transaction was effected;

•        name of the broker, dealer or bank with or though the transaction was effected;

•        the date that the report is submitted by the Employee;

•        name of the broker, dealer or bank with whom the Employee established a Securities account;

•        date the account was established; and

•        the date that the report is submitted by the Employee.

(C)    Annual Holdings Reports current as of a date no more than 30 days before the report is submitted with the following information:

•        title;

•        type of security;

•        number of shares;

•        principal amount;

•        if applicable, the exchange ticker symbol or CUSIP number;

•        name of any broker, dealer or bank with whom Employee maintains an account; and

•        date that the report is submitted by the Employee.

(D)    In lieu of the Quarterly Transaction Reports noted above, Access/Advisory Persons may direct their broker, dealer or bank to send to the Chief Compliance Officer, on a timely basis, duplicate confirmations of all Personal

Securities Transactions and copies of periodic statements for all Securities accounts for which the Access/Advisory Person has a Beneficial Ownership.

•        If the Access Person has directed his or her broker, dealer or bank to send to the Chief Compliance Officer duplicate confirmations of all Personal Securities Transactions and copies of periodic statements for all Securities accounts for which the Access/Advisory Person has a Beneficial Ownership, the Annual Holdings Report, in lieu of a complete listing of all holdings, may be signed, dated and contain a statement that the Chief Compliance Officer has received all of the statements which represent all of his or her holdings.

The Chief Compliance Officer shall review all reports required to be made by Access Persons pursuant to this Code of Ethics.

7.       Market Timing:

Market Timing by any Employee is strictly forbidden. Employees are required to abide by any Market Timing policies established by any Fund they invest in or any broker, dealer or bank they invest through. A breach of any published Market Timing policy by an Employee will subject the Employee to disciplinary action.

VI.                                                                                          BUSINESS PRACTICES

In addition to the Standards of Professional Conduct set forth above, Employees are required to adhere to Ibbotson’s guidelines with respect to the following practices:

1.       Lending of Money or Securities. No Employee shall lend money or Securities to any person or entity that does business with, or has proposed doing business with, the Firm. (Family members are excluded from this policy.)

2.       Borrowing Money or Securities.  No Employee shall borrow money or Securities from any person or entity that does business with, or has proposed doing business with, Ibbotson. (Family members are excluded from this policy.) Any Employee can borrow from an organization that does business with Ibbotson that is a bank or other institution whose business includes regularly lending money, provided that the Employee does not receive any special consideration not generally made to members of the public. This exception extends to such things as mortgages, margin accounts, personal loans and credit cards.

3.       Outside Employment.  Employees are permitted to engage in work outside of Ibbotson. However, prior approval of outside employment must be obtained from the President and the Director of Human Resources. Any outside employment must not in any way compete or conflict with or compromise Ibbotson’s interests, or adversely affect job performance and the ability to fulfill all responsibilities to

Ibbotson. Employees are prohibited, under this policy, from performing any services for customers during non-work hours that are normally performed by Ibbotson personnel. Employees may not solicit or conduct any outside business during regular work hours. This policy also includes accepting any directorships with any entity, including not-for-profit organizations.

VII.                                                                                         VIOLATIONS OF THE CODE

Compliance with this Code of Ethics is expected and violations of its provisions are taken seriously. Employees must recognize that this Code of Ethics is a condition of employment with the Firm and a serious violation of the Code or related policies may result in dismissal. Since many provisions of the Code also reflect provisions of the Federal Securities Laws, Employees should be aware that violations could also lead to regulatory enforcement action resulting in suspension or expulsion from the Securities business, fines and penalties, and imprisonment.

The Chief Compliance Officer is responsible for monitoring compliance with the Code. Violations or potential violations of the Code will be considered by the Chief Compliance Officer and the President who will jointly decide the disposition of the matter.

Violations of the Code’s Guidelines for Personal Trading will presumptively be subject to being reversed in the case of a violative purchase, and to disgorgement of any profit realized form the position (net of transaction costs and capital gains taxes payable with respect to the transaction) by payment of the profit to any client disadvantaged by the transaction, or to a charitable organization, as determined by the President, unless the Employee established to the satisfaction of the Chief Compliance Officer and the President that under the particular circumstances disgorgement would be an unreasonable remedy for the violation.

Violations of the Code’s reporting and certification requirements may result in a suspension of personal trading privileges or other sanctions.

VIII.                                                  IBBOTSON ACTING AS SUBADVISOR TO FUNDS

Ibbotson has entered into a subadvisory relationship with a number of Funds. These Funds are obligated to make certain inquiries of Ibbotson with respect to this Code of Ethics and any violations there under. Ibbotson will make all reasonable efforts to respond to inquiries from the chief compliance officer, any delegate thereof, of any of these Funds with respect to compliance matters, to allow access to the premises for inspection, and to allow these chief compliance officers to make reasonable inquiries of appropriate personnel for the purpose of fulfilling their compliance responsibilities.

At least once each year, Ibbotson shall provide the Board of Directors of these Funds with a written report that (i) describes issues that arose during the previous year under this Code of Ethics, including information about material Code of Ethics violations and sanctions imposed in response to these material violations, and (ii) certifies to each Fund’s Board of Directors that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Ibbotson has an entirely separate books and records policy that covers the recordkeeping requirements imposed upon an advisor to Funds under the Investment Company Act and the Investment Advisers Act.

IX.                                                                                          ACKNOWLEDGEMENT

Each Employee shall submit to the Chief Compliance Officer upon becoming an Employee and annually thereafter certification stating that he or she has read and understands this Code and recognizes that he or she is subject to its requirements, and that he or she has complied with all requirements of this Code. The certification of Employees who are also considered to be Access and/or Advisory Persons must state that he or she has disclosed or reported all personal Securities holdings and transactions as required by this Code.

The Chief Compliance Officer and the senior management of Ibbotson will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to Employees. Employees must acknowledge receipt of a copy of this Code and any amendments thereto.

See Attachment B for the Form of Acknowledgement.

ATTACHMENT A

POLICY AND PROCEDURES TO DETECT AND

PREVENT INSIDER TRADING

Policy and Procedures to Detect and Prevent Insider Trading

•                                          Policy.  The Firm has adopted this Policy and the procedures that follow to deter the misuse of material, non-public information in securities transactions.

Trading securities while in possession of material, non-public information or improperly communicating that information to others is an activity that is subject to stringent penalties.  Criminal sanctions may include a fine of up to $1,000,000 and/or ten (10) years’ imprisonment.  The SEC can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall and an order containing a permanent bar from the securities industry.  Finally, such activity could result in lawsuits by investors seeking to recover damages for insider trading violations.

Regardless of whether a government inquiry occurs, the Firm views seriously any violation of this policy.  Such violations constitute grounds for disciplinary sanctions, including dismissal.

•                                          Scope of the Policy.  This policy is drafted broadly; it will be applied and interpreted in a similar manner.  The policy applies to securities trading and information handling by all directors, officers and employees of the Firm (including spouses, minor children and adult members of their households).

The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the policy in a particular circumstance.  Often, a single question can forestall disciplinary action or complex legal problems.  Questions relating to this policy should be directed to the Compliance Officer.  In addition, the Compliance Officer must be notified immediately if there is any reason to believe that a violation of the policy has occurred or is about to occur.

•                                          Policy on Insider Trading.  No person to whom this policy applies may trade, either personally or on behalf of others, while in possession of material, non-public information; nor may such Firm personnel communicate material, non-public information to others in violation of the law.

(a)                                  Definition of Material Information.  Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this is information that will have a substantial effect on the price of a company’s securities.  No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, any questions about whether information is material should be directed to the Compliance Officer.

Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

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Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.  Similarly, prepublication information regarding reports in the financial press also may be deemed material.  For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

(b)                                 Definition of Non-Public.  Information is “public” when it has been disseminated broadly to investors in the marketplace.  Tangible evidence of such dissemination is the best indication that the information is public.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, Bloomberg or The Wall Street Journal or some other publication of general circulation or availability, and after sufficient time has passed so that the information has been disseminated widely.

(c)                                  Identifying Insider Information.  Before executing any trade, each director, officer or employee of the Firm executing or placing an order for execution must determine whether they have access to material, non-public information.  If such person believes that he/she might have access to material, non-public information, the following steps should be taken:

(i)                                     The information and proposed trade should be immediately reported to the Compliance Officer.

(ii)                                  The securities should not be purchased or sold for anyone.

(iii)                               The information should not be communicated inside or outside the Firm, other than to the Compliance Officer.

(iv)                              After the Compliance Officer has reviewed the issue, the Firm will determine whether the information is material and non-public and, if so, what action the firm should take.

No action should be taken before consulting the Compliance Officer.

(d)                                 Contacts with Public Companies.  Contacts with public companies may occur during the firm’s normal activities and especially as part of the Firm’s consulting practice.  Difficult legal issues arise when, in the course of these contacts, an employee of the Firm, or other person subject to this policy, becomes aware of material, non-public information.  This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to a consultant, or a client contact makes a selective disclosure of adverse news to a Firm employee.  In such situations, the Firm must make a judgment as to its further conduct.  To protect the Firm, the employee should contact the Compliance Officer immediately if there are any questions or possible receipt of material, non-public information.

(e)                                  Tender Offers.  Tender offers represent a particular concern in the law of insider trading for two reasons.  First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading

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cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Firm employees and others subject to this policy should exercise particular caution any time they become aware of non-public information relating to a tender offer.

•              Procedures.  The following procedures have been established to aid the directors, officers and employees of the Firm in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading.  Every director, officer and employee of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.  If there are any questions about these procedures, the Compliance Officer should be consulted.

(a)                                  Personal Securities Transactions.  All “advisory representatives” of the Firm are required to report all personal securities transactions to the Compliance Officer.

“Advisory representative” means any director, officer or employee of the Firm who makes any recommendation, who participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendation shall be made; any  director, officer, or employee who, in connecting with his or her duties, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendations or of the information conceding such recommendations; and any of the following persons who obtain information concerning securities recommendations being made by the Firm prior to the effective dissemination of such recommendations or of the information concerning such recommendations: (i) any person in a control relationship to the Firm, (ii) any affiliated person of such controlling person, and (iii) any affiliated person of such affiliated person.

“Affiliated person” of another person means, among others, (i) any person directly or indirectly owning, controlling or holding with power to vote five percent (5%) or more of the outstanding voting securities of such other person, (ii) any person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such other person, (iii) any person directly or indirectly controlling, controlled by or under common control with such other person and (iv) any officer, director, partner, copartner, or employee of such other person.

“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest.

A “pecuniary interest” is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction.

(b)                             Each advisory representative will be assumed to have a pecuniary interest, and therefore, beneficial interest or ownership, in all securities held by the:

(i)            advisory representative,

(ii)           advisory representative’s spouse,

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(iii)                               all members of the advisory representative’s immediate family and adults sharing the same household with the advisory representative (other than roommates) and

(iv)                              all minor children of the advisory representative and in all account subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partners, corporations in which they are a controlling shareholder or any other similar arrangement.

Any questions an advisory representative may have about whether an interest in security or an account constitutes beneficiary interest or ownership should be directed to the Compliance Officer.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

Advisory representatives include:  all staff employed in Consulting, Research Training, and Sales; all managing directors; all Investment Advisory Representatives (identified on Form ADV); and all Product Managers involved in any way with consulting services or 401K advice.

(c)                                  High-Risk Trading Activities.  Certain high-risk trading activities, if used in the management of an employee’s personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the pendency of the transactions.  Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at certain predetermined prices.  The directors, officers and employees of the Firm should understand that short sales and trading in derivative instruments involve special risks — derivative instruments, for example, ordinarily have greater price volatility than the underlying security.  The fulfillment of the obligations owed by each director, officer and employee to the Firm may heighten those risks.  For example, if the Firm becomes aware of material, non-public information about the issuer of the underlying securities, the Firm personnel may find themselves “frozen” in a position in a derivative security.  The Firm will not bear any losses resulting in personal accounts through the implementation of this policy.

(d)                                 Restrictions on Disclosures (“Chinese Walls”).  The directors, officers and employees of the Firm shall not disclose any non-public information (whether or not it is material) relating to the Firm or its securities transactions to any person outside the Firm (unless such disclosure has been authorized by the Firm).

(i)                                     Do Not Communicate.  Material, non-public information may not be communicated to anyone, including persons within the Firm, except as provided above.  Conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone) to avoid potential interception.

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(ii)                                  Security.  Material, non-public information must be secured.  For example, access to files containing material, non-public information and computer files containing such information should be restricted, including by maintenance of such materials in locked cabinets or through the use of passwords or other security devices for electronic data.

•                                          Supervisory Procedures.  The Firm has assigned to the Compliance Officer the primary responsibility for the implementation and maintenance of the Firm’s policy and procedures against insider trading.  The procedures the Compliance Officer will follow can be divided into two classifications — prevention of insider trading and detection of insider trading.

(a)                                  Prevention of Insider Trading.  To prevent insider trading, the Compliance Officer shall:

(i)                                     provide, on a regular basis and at least annually, an education program to familiarize all directors, officers and employees with the Firm’s insider trading policy and procedures;

(ii)                                  answer questions regarding the Firm’s policy and procedures;

(iii)                               resolve issues of whether information received by a director, officer or employee of the Firm is material and non-public and determine what action, if any, should be taken;

(iv)                              review on a regular basis and update as necessary the Firm’s policy and procedures; and

(v)                                 when it has been determined that a director, officer or employee of the Firm has material, non-public information

1.                                       implement measures to prevent dissemination of such information, and,

2.                                       if necessary, restrict directors, officers and employees from trading the securities.

(b)                                 Detection of Insider Trading.  To detect insider trading, the Compliance Officer shall:

(i)                                     review the trading activity reports filed by each “advisory representative” (defined above) no later than the 10th business day of each calendar quarter;

(ii)                                  review trading activity of the Firm’s own account, if any;

(iii)                               promptly investigate all reports of any possible violations of the Firm’s Policy and Procedures to Detect and Prevent Insider Trading; and

(iv)                              coordinate the review of such reports with the management of the Firm.

•                                          Reports to Firm Management.  The Compliance Officer shall prepare and deliver the following reports to the management of the Firm:

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(a)                                  Special Reports.  Promptly upon learning of a potential violation of the Firm’s Policy and Procedures to Detect and Prevent Insider Trading, the Compliance Officer shall prepare a written report to management providing full details, which may include (1) the name of particular securities involved, if any; (2) the date(s) Compliance Officer learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

(b)                                 Regular Reports.  Annually no later than 30 days after the close of the Firm’s fiscal year the Compliance Officer will prepare a written report to the management of the Firm setting forth some or all of the following:

(i)                                     a summary of existing procedures to detect and prevent insider trading;

(ii)                                  a summary of changes in procedures made in the last year;

(iii)                               full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by an such investigation;

(iv)                              an evaluation of the current procedures and a description of anticipated changes in procedures; and a description of the Firm’s continuing educational program regarding insider trading, including the dates of such programs since the last report to management.

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ATTACHMENT B

FORM OF ACKNOWLEDGEMENT

ACKNOWLEDGEMENT

I  hereby acknowledge that:

•                       I have received a copy and have read Ibbotson’s Code of Ethics.

•                       I acknowledge that I am subject to its requirements, in all or part, including the “Policies and Procedures to Detect and Prevent Insider Trading.”

•                       I have disclosed or reported all personal Securities holdings in which I have a Beneficial Ownership. I have also reported the name(s) of each person or institution managing any account in which I have a Beneficial Ownership for which I have no direct or indirect influence or control over the investment or trading of the account. I have also reported the names of all brokers, dealer and banks through which I make Personal Securities Transactions.

•                       I understand that Ibbotson will monitor my Securities transactions and holdings in order to ensure compliance with Ibbotson’s Code of Ethics. I also understand that my personal trading information may be made available to any regulatory or self-regulatory organizations to the extent required by applicable law or regulation.

•                       I hereby confirm that I have provided copies of all information and statements pursuant to the Code of Ethics. I hereby also confirm that I have instructed all brokers, dealer and banks through which I make Personal Securities Transactions to provide Ibbotson copies of all relative documents, including confirmations and statements.

•                       I hereby confirm that I understand that I must keep current all the information relative to any account in which I have a Beneficial Ownership.

•                       I understand that adherence to the Code of Ethics is a condition of my employment at Ibbotson.

•                       I understand that any circumvention or violation of the Ibbotson Code of Ethics will lead to disciplinary and/or legal action, including dismissal.

Signature of Employee	Date

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